Exhibit 10.4

AMENDMENT TO THE

SECOND AMENDED and RESTATED

HORNBECK OFFSHORE SERVICES, INC.

INCENTIVE COMPENSATION PLAN

This AMENDMENT TO THE SECOND AMENDED and RESTATED HORNBECK OFFSHORE SERVICES, INC. INCENTIVE COMPENSATION PLAN (this “Amendment”) is made effective this 12th day of May, 2008 by the Board of Directors (the “Board”) of Hornbeck Offshore Services, Inc. (the “Company”).

WHEREAS, the Company sponsors the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 13.1 of the Plan, the Board may at any time amend the provisions of the Plan; and

WHEREAS, the Company desires to amend the Plan (i) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and other guidance issued thereunder, and (ii) to add a section which governs the resolution of disputes which arise under the Plan.

NOW, THEREFORE, the Board hereby amends the Plan as follows:

1. Section 2.5 of the Plan is hereby amended by adding the following language to the end thereof:

With respect to any Award subject to Section 409A of the Code, the above definition of “Change in Control” shall not apply. Rather, with respect to these Awards, “Change in Control” shall mean the occurrence of a Change in Ownership of the Corporation, a Change in Effective Control of the Corporation, or a Change in Ownership of a Substantial Portion of Corporate Assets, as those terms are defined in subparagraphs (a), (b) and (c) of this Section 2.5, respectively, and in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations, or any combination of Change in Control events.

(a) “Change in Ownership” shall mean a Change in Control event in which one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation.

(b) “Change in Effective Control” shall mean a Change in Control event in which (i) any one person, or more than one person acting as a group, acquires within a twelve (12) month period stock possessing fifty percent (50%) or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the Corporation’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors before the date of the appointment or election.

(c) “Change in Ownership of a Substantial Portion of Corporate Assets” shall mean a Change in Control event in which any one unrelated person, or more than one person acting as a group, acquires from the Corporation during a twelve (12) month period assets having a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

2. Section 2.7 of the Plan is hereby amended by adding the following language to the end thereof:

With respect to any Award subject to Section 409A of the Code, the above definition of “Disability” shall not apply. Rather, with respect to these Awards, “Disability” shall mean that a person is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any long term disability plan maintained by the Company that covers such person. In the absence of such a long term disability plan, “Disability” shall mean that a person is unable to engage in any substantial gainful activity for a period of at least ninety (90) days in any one-year period by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

3. The second to last sentence in Section 2.18 of the Plan is hereby amended by adding the clause “, determined in accordance with applicable guidance and regulations promulgated under Section 409A of the Code (or any successor provision thereto)” immediately after the phrase, “the value established by the Board.”

4. Sections 2.41 through 2.44 of the Plan are hereby renumbered as Sections 2.42 through 2.45.

5. New Section 2.41 is hereby added to the Plan, which reads as follows:

2.41 “Specified Employee” shall mean, for any period during which the Company is publicly traded on an established securities market or otherwise, a Participant who, on the date of his separation from service, is treated as a “key employee” as defined under Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding subparagraph (5) thereof). A Participant will be treated as a Specified Employee on the date of his separation from service if such event occurs within the 12-month period following the effective date of the Company’s determination that the Participant is a Specified Employee in accordance with the preceding sentence. The determination date and the effective date of such determination shall be established by resolution of the Board.

6. Section 2.42 of the Plan (renumbered Section 2.41 – the definition of “Stock Appreciation Right”) is hereby amended by deleting the parenthetical “(or such other value as may be specified in the agreement granting such Stock Appreciation Right)”.

7. New Section 6.8 is hereby added to the Plan, which reads as follows:

6.8 Discretion of Committee. The Committee shall have the sole discretion, exercisable at any time, to extend the term during which a Stock Option is to remain exercisable following the Participant’s termination of service with the Company or a Subsidiary from the period otherwise in effect for that Stock Option and set forth in the Award agreement to such greater period of time as the Committee shall deem appropriate; provided, however, that the term during which the Stock Option is exercisable shall not be extended to a date beyond the later of (i) the Award term under subsection 6.4 or (ii) thirty (30) days following the first date on which the exercise of the Stock Option would no longer violate applicable federal, state, local or foreign laws and would no longer jeopardize the ability of the Company to continue as a going concern. An extension of the time during which a Stock Option is exercisable shall not be treated as the grant of a new Stock Option except to the extent required, with respect to an Incentive Stock Option, under Section 424(h) of the Code and, with respect to a Non-Qualified Stock Option, under Section 409A of the Code.

8. Section 9 of the Plan is hereby amended in its entirety to read as follows:

SECTION 9. OTHER AWARDS

9.1. General. The Committee may, in its sole and absolute discretion, grant to any eligible Consultant, non-employee Director or Employee of the Company or a Subsidiary, other forms of Awards based upon, payable in or otherwise related to, in whole or in part, the Common Stock, if the Committee, in its sole and absolute discretion, determines that such other form of Award is appropriate and not inconsistent with the purposes of this Plan. The types of Awards that may be issued under this Section 9 shall include but not be limited to restricted stock units, dividend equivalent rights, and performance-based compensation. The terms and conditions of such other form of Award shall be specified in an Award agreement that sets forth the terms and conditions of such Award, including, but not limited to, the price, the vesting schedule, and any Performance Goal and other conditions and restrictions as the Committee shall impose as are not inconsistent with the terms of the Plan. In no event shall the price per Share of any Award based upon, payable in or otherwise related to, in whole or in part, the Common Stock be less than the par value of such Share. To the extent that any Award issued under this Section 9 constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code, then such Award shall be subject to the restrictions set forth in subsection 9.2 hereof.

9.2. Restrictions on Deferred Compensation.

(a) Applicability of Code Section 409A. Notwithstanding any provision herein or in an applicable Award agreement to the contrary, any Award issued hereunder that constitutes a deferral of compensation under a “nonqualified deferred compensation plan,” as such term is defined under Section 409A(d)(1) of the Code (or a successor provision thereto), shall be subject to the requirements of this subsection 9.2 and the Award agreement shall include such terms and conditions as are required to comply with the requirements of Section 409A of the Code (or a successor provision thereto) and applicable guidance published in the Internal Revenue Bulletin.

(b) Restrictions on Distributions. A Participant shall not be permitted to exercise or otherwise receive payment in connection with an Award subject to this subsection 9.2 on a date earlier than the date on which any of the following events occur:

(i) The Participant’s separation from service;

(ii) The date the Participant becomes Disabled (as defined in subsection 2.7 for purposes of Awards that are subject to Code Section 409A);

(iii) The Participant’s death;

(iv) At a time or pursuant to a fixed schedule specified in the applicable Award agreement;

(v) Upon a Change in Control (as defined in subsection 2.5 for purposes of Awards that are subject to Code Section 409A); or

(vi) Upon the occurrence of an unforeseeable emergency (as defined under Section 409A(a)(2)(B)(ii)(I) of the Code).

The Committee may include one or more of the foregoing events in the applicable Award agreement as permissible events upon the earliest occurrence of which the Participant may exercise or otherwise receive payment in connection with such Award.

(c) Delay for Specified Employees. Notwithstanding the foregoing, or any provision of this Plan or the terms of an Award agreement to the contrary, a Participant who is a Specified Employee may not exercise or otherwise receive payment under any Award subject to this subsection 9.2 following his separation from service prior to the earliest of (i) the first day of the seventh (7th) month following the date of such Participant’s separation from service, (ii) the Participant’s death or (iii) the occurrence of a permissible acceleration event described in paragraph (d) hereof.

(d) Prohibited Acceleration. The time at which, or the schedule pursuant to which, a Participant may exercise or otherwise receive payment in connection with an Award subject to this subsection 9.2 may not be accelerated, except as follows:

(i) Income Inclusion under Code Section 409A. If the Award fails to meet the requirements of Section 409A of the Code, the Participant may receive payment in connection with the Award before the Award would otherwise be paid, provided, however, that the amount paid to the Participant shall not exceed the lesser of (i) the amount payable under such Award or (ii) the amount to be reported pursuant to Section 409A of the Code on the applicable Form W-2 (or Form 1099) as taxable income to the Participant.

(ii) Withholding Purposes. If the Company is required to withhold an amount to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) or 3121(v)(2) of the Code with respect to an amount that is or will be paid to the Participant under the Award before the amount otherwise would be paid, the Committee may withhold an amount equal to the lesser of: (i) the amount payable under such Award or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.

An acceleration will not be deemed to have occurred where the time or schedule for receiving payment in connection with an Award is accelerated as the result of the occurrence of an intervening event that is described in the Award agreement and that constitutes a permissible event described in paragraph (b) (except to the extent otherwise limited in accordance with paragraph (c)).

(e) Delay for Compelling Business Reasons. Notwithstanding any provision of this subsection 9.2 to the contrary, the date on which a Participant may exercise or otherwise receive payment under an Award subject to this subsection 9.2 may be delayed to a date later than the date specified in the Award agreement; provided such delay satisfies the requirements of this paragraph (e).

(i) Going Concern. In the event the Board determines that the exercise of the Award or the making of any payment under the Award on the date specified in the Award agreement would jeopardize the ability of the Company to continue as a going concern, the Committee may delay the exercise or payment of the Award until the first calendar year in which the Board notifies the Committee that the exercise or payment would not have such effect.

(ii) Loss of Deduction. In the event the Board determines that the Company’s Federal income tax deduction for benefits recognized or paid under the Award would not be permitted due to the application of Section 162(m) of the Code, the Committee may delay the date on which the Award would otherwise be exercised or the date on which the payment of such benefits would otherwise be made or commence, provided that the Award is exercised or the payment is made either (i) in the first taxable year of the Participant in which the Company reasonably anticipates (or should reasonably anticipate) that the Federal income tax deduction of such benefit would not be barred by application of Section

162(m) of the Code or (ii) during the period beginning with the date of the Participant’s separation from service and ending on the later of the last day of the taxable year of the Company in which the Participant’s separation from service occurred or, if later, the 15th day of the third month following the Participant’s separation from service. In the case of a Specified Employee, however, the period described in clause (ii) of the immediately preceding sentence shall instead be measured from the first day of the seventh (7th) month following such Participant’s separation from service to the last day of the taxable year of the Company in which such date occurred or, if later, the 15th day of the third month following such date.

(iii) Violation of Securities Laws. In the event the Board reasonably anticipates that the exercise of the Award or the payment or commencement of benefits under the Award will violate Federal securities laws or other applicable law (other than Section 409A of the Code), the date on which the Award would otherwise be exercised or the date on which the payment of such benefits would otherwise be made or commence may be delayed until the earliest date on which the Board reasonably anticipates that the exercise of the Award or the making or commencement of such payment would not cause such violation.

(f) Administrative Delay in Payment. An Award subject to this subsection 9.2 shall be exercised or paid on the date specified in accordance with the provisions of the foregoing paragraphs of this subsection 9.2; provided that, in the case of administrative necessity, the exercise or payment of such Award may be delayed up to the later of (i) the last day of the calendar year in which the Award would otherwise be exercised or the payment would otherwise be made or (ii) the 15th day of the third calendar month following the date on which the Award would be exercised or the payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant’s death, the Participant’s Designated Beneficiary), it is not administratively practicable for the Committee to calculate the amount of benefits due to such Participant as of the date on which the Award would otherwise be exercised or payment would otherwise be made, the exercise or payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.

(g) No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of an Award will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.

9. Section 10 of the Plan is hereby amended in its entirety to read as follows:

SECTION 10. RESERVED

10. Section 14 of the Plan is hereby amended in its entirety to read as follows:

SECTION 14. AMENDMENTS AND ADJUSTMENTS TO AWARDS

The Committee or the Board may amend, modify or terminate any outstanding Award with the Participant’s consent at any time prior to payment or exercise in any manner not inconsistent with the terms of this Plan, including, without limitation, (i) to change the date or dates as of which and/or the terms and conditions pursuant to which (A) a Stock Option becomes exercisable or (B) a Performance Award is deemed earned or (ii) to cancel an Award and grant a new Award in substitution therefor under such different terms and conditions as the Committee or the Board determines in its sole discretion to be appropriate including, but not limited to, having an exercise price per share which may be higher or lower than the exercise price per share of the cancelled Award. The Committee or the Board may also make adjustments in the terms and conditions of, and the criteria included in agreements evidencing Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 12 hereof) affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, whenever the Committee or the Board determines that such adjustments are appropriate to prevent reduction or enlargement of the benefits or potential benefits intended to be made available pursuant to this Plan. Any provision of this Plan (other than Section 9.2) or any agreement regarding an Award to the contrary notwithstanding, the Committee or the Board may cause any Award granted to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to the Fair Market Value of such cancelled Award; provided, no cash payment or alternative Award shall be made which would constitute an impermissible acceleration of a payment of deferred compensation under Code Section 409A. The determinations of value pursuant to this Section 14 shall be made by the Committee or the Board in its sole discretion.

11. Section 15.10 of the Plan is hereby amended in its entirety to read as follows:

15.10. Code Section 409A. It is the intent of the Company that the Plan comply in all respects with Section 409A of the Code and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention.

12. Section 15.13 of the Plan is hereby amended in its entirety to read as follows:

15.13. Transferability of Awards. Incentive Stock Options may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a Beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.13 that is not required for compliance with Section 422 of the Code. The Committee may, in its discretion, authorize all or a portion of an Award other than an Incentive Stock Option to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”),

(ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (w) there shall be no consideration for any such transfer, (x) the Award agreement pursuant to which such Award is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 15.13, (y) no such transfer shall be permitted if the Common Stock issuable under such Award would not be eligible to be registered on Form S-8 promulgated under the Securities Act, and (z) subsequent transfers of the Award shall be prohibited except those by will or the laws of descent and distribution. Transferred Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 6.7 or Section 7, as applicable, and Articles 12, 13, 14, and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of a termination of service shall continue to be applied with respect to the original Participant, following which the transferred Award shall be exercisable by the transferee only to the extent and for the periods specified in the original Award agreement and applicable to the Participant. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Award. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Award that has been transferred by a Participant under this Section 15.13. Notwithstanding the foregoing, Awards granted under this Plan may be transferred to a former spouse of a Participant pursuant to a valid court order incident to a divorce.

13. Section 15.16 is hereby deleted in its entirety and replaced with the following:

15.16. Date of Grant of an Award. Each Award will be deemed to have been granted as of the date on which the Committee has completed the action declaring the Award, which date shall be specified by the Committee in the applicable Award agreement, notwithstanding any delay which may elapse in executing and delivering such Award agreement. However, a Participant will not be entitled to receive a benefit under an Award until the Award is accepted by the Participant in a manner deemed appropriate by the Committee.

14. New Section 15.17 is hereby added to the Plan, which reads as follows:

15.17 Dispute Resolution. The provisions of this Section 15.17 shall be the exclusive means of resolving disputes of the parties (including any other persons claiming any rights or having any obligations through the Company or Participant) arising out of or relating to the Plan or any applicable Award agreement. The parties shall resolve any disputes arising out of or relating to the Plan or any applicable Award agreement pursuant to the Hornbeck-Offshore Operators, LLC Exclusive Dispute Resolution Agreement Mediation and Arbitration Procedure (the “Procedure”), a copy of which, as it may be amended from time to time, by the Company in its sole discretion, is attached to this Plan as Exhibit A and is incorporated herein by reference. In the case of a dispute which is not subject to the Procedure, either party may file suit and each party agrees that any suit, action, or proceeding arising out of or relating to the Plan or any applicable Award agreement shall be brought in any state court of competent jurisdiction in St. Tammany Parish or in the United States District Court for the Eastern District of Louisiana and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 15.17 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.